EXHIBIT 23.2

KPMG LLP 345 Park Avenue New York, NY 10154-0102
Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2024, with respect to the consolidated financial statements of Pfizer Inc. and Subsidiary Companies, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP

New York, New York
February 23, 2024